Exhibit 5.2

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 51645.000001

October 9, 2014

Atmos Energy Corporation

1800 Three Lincoln Centre

Dallas, Texas 75240

Atmos Energy Corporation

Public Offering of 4.125% Senior Notes due 2044

Ladies and Gentlemen:

We have acted as special Virginia counsel for Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), for the purpose of providing this opinion in connection with the Company’s issuance and sale of $500 million of the Company’s 4.125% Senior Notes due 2044 (the “Notes”).

The Notes are being issued pursuant to an indenture, dated as of March 26, 2009 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and an officers’ certificate to be delivered to the Trustee pursuant to Section 301 of the Indenture (the “Section 301 Officers’ Certificate”). The Notes are being offered and sold as described in the prospectus, dated March 28, 2013, contained in the Registration Statement on Form S-3 (Registration No. 333-187606) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 28, 2013 pursuant to the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement thereto, dated October 6, 2014 (collectively, the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of corporate officers of the Company and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON

www.hunton.com

Atmos Energy Corporation

October 9, 2014

things, (i) the Virginia Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended through the date hereof, (ii) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia on September 23, 2014, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing, (iii) resolutions of the Board of Directors of the Company, adopted at a meeting held on August 6, 2014, (iv) the Registration Statement, (v) the Prospectus, (vi) the Indenture, (vii) the Section 301 Officers’ Certificate, (viii) the Notes and (ix) the Underwriting Agreement, dated October 6, 2014 (the “Underwriting Agreement”), among the Company and Credit Agricole Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC and as representatives of the several Underwriters listed on Schedule I to the Underwriting Agreement.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of documents by the Company).

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates of officers of the Company and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Company is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

2. The Company has all requisite corporate power to execute, deliver and perform its obligations under the Indenture, the Section 301 Officers’ Certificate and the Notes, and the execution and delivery of such documents by the Company and the performance of its obligations thereunder have been duly authorized by all necessary corporate action and do not violate any law or regulation of the Commonwealth of Virginia or any order, judgment or decree of any court, regulatory body, administrative agency or governmental body of the Commonwealth of Virginia applicable to the Company.

Atmos Energy Corporation

October 9, 2014

We hereby consent to (a) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed the date hereof, (b) the incorporation by reference of this opinion into the registration statement and (c) the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Notes.

Very truly yours,

/s/ Hunton & Williams LLP